Exhibit 99.1

Recent Developments at PSEG Power—Exploration of Strategic Alternatives

for Non-Nuclear Generation Assets—Potential Effect on Power Notes

In July 2020, Public Service Enterprise Group Incorporated (“PSEG”) announced that it was exploring strategic alternatives for PSEG Power LLC’s (“PSEG Power”) non-nuclear generating fleet with the intention of accelerating the transformation of PSEG into a primarily regulated electric and gas utility, with a contracted generation business. PSEG further announced that it was then in the preliminary stages of this process and it anticipated beginning the marketing process in the fourth quarter of 2020, with the expectation that the process would be completed sometime in 2021.

Since the announcement, PSEG has continued preparatory activities relating to the potential divestiture of these assets. PSEG recently began the marketing process for PSEG Power’s solar generating assets and continues to anticipate beginning the marketing process relating to the remainder of the non-nuclear generating fleet later in the fourth quarter of 2020, likely during the pendency of the offer to exchange 8 5/8% Senior Notes due 2031 (the “Power notes”) issued by PSEG Power, to the extent held by eligible noteholders, for newly-issued 8 5/8% Senior Notes due 2031 of PSEG (the “PSEG notes”) having the same interest payment and maturity dates and interest rate as the Power notes (the “Exchange Offer”). While PSEG has received preliminary unsolicited inbound inquiries expressing an interest in various types of transactions involving PSEG Power, PSEG currently expects to receive bids for the non-nuclear generating assets in the winter or early spring of 2021, with the further expectation that any transaction or transactions, if entered into, would be completed sometime in 2021, subject to the satisfaction of all conditions to closing included in the applicable transaction agreements, including, among other things, the receipt of all required regulatory approvals. Because PSEG currently believes that the universe of potential transaction parties interested in PSEG Power’s fossil and solar assets likely will be different, if successful, the divestiture of the fossil and solar assets likely will take the form of at least two separate transactions which may be completed, if at all, on different timetables.

As PSEG continues its pursuit of strategic alternatives for PSEG Power’s fossil and solar generating assets, the timeline, value and ultimate outcome of the process are uncertain. The process may result in numerous potential outcomes including, without limitation, the ultimate divestiture of all, a portion or none of the applicable assets or another transaction not presently being pursued by PSEG, may take more or less time than currently anticipated to complete and the terms, including value to be realized by PSEG, of any applicable transaction is presently unknown.

If PSEG ultimately disposes of PSEG Power’s non-nuclear generating fleet, it is possible that the resulting transaction could cause PSEG Power to redeem the Power notes at a price equal to the principal amount thereof plus a make-whole premium. Holders of Power notes who participate in the Exchange Offer will not receive any further payment in respect of their Power notes exchanged in the Exchange Offer, including any payment upon a redemption of the Power notes. Alternatively, if PSEG were to enter into a transaction involving all of PSEG Power or less than all or substantially all of PSEG Power’s assets, such transaction may not lead PSEG Power to redeem the Power notes, and such Power notes would continue to be the obligations of PSEG Power.

In addition, if the amendments to the Power notes and the Subsidiary Indenture (as defined below) to eliminate substantially all of the restrictive covenants and certain of the other covenants and events of default with respect to the Power notes (the “Proposed Amendments”) are adopted, holders of Power notes who do not participate in the Exchange Offer will no longer be entitled to many of the current provisions and protections of (a) the Indenture, dated as of April 16, 2001, by and among PSEG Power, the Subsidiary Guarantors (as defined below) and The Bank of New York Mellon, as trustee, filed with the U.S. Securities and Exchange Commission as Exhibit 4.1 to Registration Statement on Form S-4, File No. 033-69228, on September 10, 2001, as supplemented by the First Supplemental Indenture, dated as of March 13, 2002, filed as Exhibit 4.7 with Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 000-49614, on May 15, 2002 and the Second Supplemental Indenture, dated as of March 10, 2006, in each case, as such Indenture and such supplements relate to the Power notes (the “Subsidiary Indenture”) and (b) the Power notes.

Risks Related to our Exploration of Strategic Alternatives

The timeline and ultimate outcome of PSEG’s exploration of strategic alternatives relating to PSEG Power’s non-nuclear generating fleet is uncertain.

In July 2020, PSEG announced that it was exploring strategic alternatives for PSEG Power’s non-nuclear generating fleet with the intention of accelerating the transformation of PSEG into a primarily regulated electric and gas utility, with a contracted generation business. PSEG further announced that it was then in the preliminary stages of this process and it anticipated beginning the marketing process in the fourth quarter of 2020, with the expectation that the process would be completed sometime in 2021.

Since the announcement, PSEG has continued preparatory activities relating to the potential divestiture of these assets. PSEG recently began the marketing process for PSEG Power’s solar generating assets and continues to anticipate beginning the marketing process relating to the remainder of the non-nuclear generating fleet later in the fourth quarter of 2020, likely during the pendency of the Exchange Offer. While PSEG has received preliminary unsolicited inbound inquiries expressing an interest in various types of transactions involving PSEG Power, the timeline and ultimate outcome of this process are uncertain. The ability of PSEG to divest all or a portion of these assets, and the applicable terms, conditions and timeline, will depend in large part on the participation of potentially interested parties and the value such parties place on the applicable assets. It is possible that third parties may wish to acquire all, a portion or none of the applicable assets (or engage in another transaction not presently being pursued by PSEG), and the value that such third parties may place on such assets is uncertain. The process may further be impacted by, among other things, global and domestic market and economics conditions, conditions generally impacting the fossil and solar generating industries and changes in the regulatory environment. Any transaction agreement that PSEG may enter into will contain various terms and conditions, and it is possible that even if entered into, such transaction may fail to be completed. It is also possible that such a transaction could be completed on a shorter timeline than currently anticipated.

PSEG Power performed a recoverability test for impairment of certain of its generating assets using a weighted probability cash flow analysis that considers the likelihood of a potential sale or disposition or continuing to operate the assets through their remaining estimated useful lives. As of September 30, 2020, the estimated undiscounted future cash flows of each of the asset groups exceeded the carrying amount and no impairment was identified. However, certain assumptions are subject to change as the potential sales and marketing process progresses. A change in the held-for-sale classification of PSEG Power’s non-nuclear generating assets may have a material adverse impact on PSEG’s and PSEG Power’s future financial results.

If PSEG ultimately disposes of PSEG Power’s non-nuclear generating fleet, PSEG Power may redeem the Power notes at a price equal to the principal amount thereof plus a make-whole premium. Holders that elect to participate in the Exchange Offer will not receive any further payment in respect of their Power notes exchanged in the Exchange Offer, including any payment upon a redemption of the Power notes.

As described in the offer to exchange and consent solicitation statement (the “Offer to Exchange”), the Subsidiary Indenture includes covenants that limit, among other matters, certain asset sales exceeding 15% of PSEG Power’s consolidated net tangible assets or, subject to certain exceptions, sales by PSEG Power of more than 25% of the assets or capital stock in Fossil (as defined below), one of the Subsidiary Guarantors of the Power notes. The Subsidiary Indenture also includes restrictions on the ability of PSEG Power to merge, consolidate or sell all or substantially all of its assets. The consent solicitation included in the Offer to Exchange proposes the removal of these provisions of the Subsidiary Indenture upon receipt of the consents required for the Proposed Amendments to become effective. In the event that the Proposed Amendments do not become effective, however, the disposal of PSEG Power’s non-nuclear generating fleet could, depending on the structure of such transaction, among other factors, trigger a default under one or more of these provisions.

In addition, the Power notes, after giving effect to the Proposed Amendments pursuant to the Exchange Offer, will continue to be guaranteed by PSEG Power’s subsidiaries, PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSE&G Energy Resources & Trade LLC (“ER&T,” and together with Fossil and Nuclear, the “Subsidiary Guarantors”), which may be transferred in connection with the disposition of all or part of PSEG Power’s non-nuclear generating fleet. The purchaser in any such transaction could be unwilling to acquire any such Subsidiary Guarantors with such guarantee in effect.

For these reasons, or for other reasons, PSEG Power may decide, or be required, to redeem the Power notes at a price equal to the principal amount thereof plus a make-whole premium, as described in the Offer to Exchange. Whether the Power notes are subject to redemption will depend on a number of factors, including the structure of any transaction resulting from the strategic review, and any actual redemption price would depend on the applicable treasury rate in effect at such time. It is likewise possible that the ultimate outcome of the process may result in a transaction, or may result in no transaction at all, where the Power notes are not redeemed.

Any holder that elects to participate in the Exchange Offer will receive PSEG notes in exchange for its Power notes in accordance with the terms of the Exchange Offer described in the Offer to Exchange. Accordingly, if, following completion of the Exchange Offer, PSEG Power redeems the Power notes, any holder that exchanged Power notes for PSEG notes will not receive any further payment in respect of their Power notes exchanged in the Exchange Offer, including any payment upon a redemption of the Power notes. Holders must make their own determination regarding whether to participate in the Exchange Offer and thereby forego any such further payments in respect of their Power notes.